Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES FOURTH QUARTER AND YEAR-END
RESULTS FOR 2005

Princeton, NJ - February 22, 2006 - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter and year ended December 31, 2005.

Pharmacopeia highlighted several key drug development and corporate milestones achieved in the fourth quarter of 2005:

•                  Bristol-Myers Squibb Company initiated Phase I clinical trials in Canada with a novel small molecule drug candidate resulting from the collaboration between the two companies. This new back-up candidate, which targets rheumatoid arthritis, represents the second p38 kinase inhibitor to advance to the clinic from the Pharmacopeia/Bristol-Myers Squibb partnership. The first program member continues to progress through Phase I where it is being evaluated in rheumatoid arthritis patients.

•                  Pharmacopeia earned a milestone payment as part of its collaboration with N.V. Organon. The milestone payment was triggered by Pharmacopeia’s delivery of two additional advanced lead compounds that met stringent requirements of potency, pharmacokinetic profile and activity in relevant preclinical models of metabolic and inflammatory diseases.

•                  Pharmacopeia earned a milestone payment in connection with its collaboration with Celgene.  The payment was triggered by Celgene’s acceptance of compounds discovered by Pharmacopeia against a novel target.

•                  Pharmacopeia successfully discovered several promising compounds against disease targets in connection with its collaboration with Biovitrum AB.  Based on these favorable results, the companies elected to advance their collaboration into the next phase, focusing on the optimization of the discovered compounds.

•                  Pharmacopeia announced the appointment of Carol A. Ammon to its Board of Directors.  Ms. Ammon currently acts as Chairman of Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP), a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic pharmaceuticals used primarily to treat and manage pain. She had an extremely successful tenure as Endo’s Chief Executive Officer from 1997 to 2005, prior to which she led the strategic buyout team that formed the company in 1997. Earlier in the year, Pharmacopeia announced the appointment of Steven J. Burakoff, M.D. to its Board. Dr. Burakoff is the Laura and Isaac Perlmutter Professor of Pathology at New York University School of Medicine and Director of both the New York University Cancer Institute and the

Skirball Institute of Biomolecular Medicine.

“This was a pivotal year for Pharmacopeia,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer.  “We built and advanced a strong internal pipeline that we believe will fuel the future success of the Company.  By leveraging Pharmacopeia’s intellectual property assets and core strength in drug discovery, we were rewarded with important milestone payments and additional product candidates being added to our diverse portfolio.  And, to guide all these efforts, we assembled a talented management team capable of raising Pharmacopeia to the next level in drug discovery and development.”

Pharmacopeia’s long-standing research collaborations with Schering-Plough will reach maturity in August 2006.  Currently, Pharmacopeia is planning for full-time employee (FTE) funding from the Schering-Plough collaborations ceasing in August 2006.  Despite that, Pharmacopeia will continue to be entitled to payments resulting from the successful achievement by Schering-Plough, if any, of preclinical and clinical milestones as well as royalty payments from sales, if any, of products resulting from compounds already delivered by Pharmacopeia and accepted by Schering-Plough under the collaborations.  The planned cessation of FTE funding will have no impact on other areas of the collaborations, including the ongoing Phase I clinical trial in an inflammatory indication and multiple preclinical programs.  During the year ended December 31, 2005, Pharmacopeia earned approximately $9.9 million, or 48% of its revenue, of which $8.9 million was from FTE funding and $1.0 million was from milestone payments, under the collaborations with Schering-Plough.  During the quarter ended December 31, 2005, Pharmacopeia earned approximately $1.7 million, or 31% of its revenue, all of which was from FTE funding, under the collaborations with Schering-Plough.  Pharmacopeia is currently discussing potential partnerships with multiple companies to establish broad, multi-year alliances that, consistent with our business strategy, have the potential to provide Pharmacopeia with a larger share of product ownership than previous collaborations.  There is no assurance that Pharmacopeia will be successful in establishing such alliances. Failure to replace the revenue from the Schering-Plough collaborations would have a material adverse effect on Pharmacopeia’s results of operations. Revenue recognition of funding from any new alliances may be different from revenue recognition of funding from the Schering-Plough collaborations. Failure to replace the funding from the Schering-Plough collaborations would have a material adverse effect on Pharmacopeia’s business as it is currently conducted and its financial condition. If adequate funds from sources other than Schering —Plough do not become available, Pharmacopeia may be required to reduce its operating expenditures significantly.

Q4 & YEAR END 2005 FINANCIAL RESULTS

On April 30, 2004, the spin-off of Pharmacopeia into an independent, publicly held company was completed. Since May 1, 2004, Pharmacopeia has operated as a stand-alone company.

At December 31, 2005, Pharmacopeia had cash, cash equivalents and marketable securities of $30.4 million, exceeding the Company’s year-end guidance of between

$25.0 million and $30.0 million.  Pharmacopeia has no long-term debt.

Pharmacopeia’s revenues were $5.6 million for the quarter ended December 31, 2005, compared to $7.5 million for the quarter ended December 31, 2004. For the year ended December 31, 2005, revenues were $20.4 million, compared to $24.4 million for the year ended December 31, 2004. The decreases in both the three- and twelve-month periods in 2005 were largely due to reduced full-time employee funding from Pharmacopeia’s collaborations with Schering-Plough as well as reduced revenue from milestones in 2005 as compared to the same 2004 periods.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, it incurred proprietary research and development expenses of $3.5 million in the quarter ended December 31, 2005, compared to $1.6 million in the same period in 2004, an increase of 117%. For the year ended December 31, 2005, proprietary research and development expenses increased 84% to $11.0 million, compared to $6.0 million for the year ended December 31, 2004.

Sales, general and administrative expenses were $2.3 million for the quarter ended December 31, 2005, compared to $2.6 million for the same period in 2004, a decrease of 10%. The decrease occurred because sales, general and administrative expenses for the quarter ended December 31, 2004 included a $0.5 million charge in connection with Pharmacopeia’s settlement with Columbia University and Cold Spring Harbor Laboratory. This charge, in addition to the $0.5 million charge booked in the third quarter of 2004, represents Pharmacopeia’s entire $1.0 million settlement reached with Columbia and Cold Spring Harbor Laboratory.  The decrease for the 2005 quarter was partially offset by higher severance costs as compared to the same period in 2004.

Sales, general and administrative expenses for the year ended December 31, 2005, increased 3% to $10.2 million, compared to $9.9 million for the year ended December 31, 2004. The increase in sales, general and administrative expenses for the year ended December 31, 2005 was largely due to the costs the Company incurred operating as a standalone entity for the entire reporting period in 2005 as well as higher severance costs incurred in 2005. Prior to Pharmacopeia’s spin-off from Accelrys on April 30, 2004, Pharmacopeia received a general corporate overhead allocation based on Pharmacopeia’s revenue as a percentage of Accelrys’ total revenue. The twelve-month 2004 period reflects charges in connection with Pharmacopeia’s settlement with Columbia University and Cold Spring Harbor Laboratory and the consolidation of the Company’s research facilities.

Pharmacopeia reported a net loss of $3.1 million, or ($0.20) per share, for the three months ended December 31, 2005. In the three months ended December 31, 2004, Pharmacopeia recorded a net loss of $1.1 million, or ($0.09) per share. For the year ended December 31, 2005, Pharmacopeia reported a net loss of $17.1 million, or ($1.27) per share, compared to a net loss of $17.4 million, or ($1.43) per share, for the year ended December 31, 2004. The loss for the year ended December 31, 2004 in part reflects $5.9 million of restructuring costs, largely related to the consolidation of Pharmacopeia’s research facilities. Loss per share for periods prior to the spin-off is based on the 12,181,471 shares distributed in the spin-off, adjusted for unvested restricted shares.

2006 MILESTONES

During 2006, Pharmacopeia will work diligently to achieve its goals of increasing stockholder value and achieving a number of important milestones including:

•                  Ending the year with $30 million to $35 million in cash, cash equivalents, and marketable securities;

•                  Advancing two internal product candidates into preclinical development; and

•                  Entering into a strategic partnership with significant retained rights.

Pharmacopeia currently has ten compounds in development, each partnered with a major pharmaceutical or biotechnology company.  Six of these compounds are in pre-clinical development.  Three partnered therapeutic programs are currently in Phase I clinical trials evaluating compounds targeting rheumatoid arthritis, an allergy/asthma indication and an inflammation indication. Pharmacopeia will receive milestone payments for those programs that successfully advance through clinical development and royalties on the sales of any compounds that are ultimately commercialized.

In addition to its partnered compounds, Pharmacopeia has a strong pipeline of wholly-owned programs. The Company’s most advanced internal programs are: JAK3 inhibitors (an immunosuppressant with potential utility in multiple indications including transplant rejection, psoriasis, asthma and rheumatoid arthritis); adenosine A2a antagonists (anti-neurodegenerative compounds with potential application in the treatment of multiple diseases, including Huntingdon’s, Parkinson’s and Alzheimer’s); and CCR-1 antagonists (with potential application in the treatment of inflammatory diseases such as rheumatoid arthritis and multiple sclerosis).  Compounds active at each target have shown activity in relevant pre-clinical in vivo models.

Further details regarding Pharmacopeia’s fourth quarter and year end financial results will be presented in a conference call on February 22, 2006 at 5:00 p.m. Eastern time. Dr. Les Browne, President and Chief Executive Officer, and Mr. Michio Soga, Executive Vice President and Chief Financial Officer, will host the call. Forward-looking and material information may be discussed on this conference call.

•                  Date: February 22, 2006

•                  Time: 5:00 p.m. EST

•                  Domestic Callers: (800) 967-7135

•                  International Callers: (719) 457-2626

•                  Confirmation Code: 2144628

•                  Name of Conference:  Pharmacopeia’s Fourth Quarter and Full-Year 2005      Financial Results Conference Call

•                  Webcast Information: Please visit www.pharmacopeia.com

A replay of the conference call, can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S. The access code for the replay is 2144628. Replay of the web cast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia creates and delivers novel therapeutics to address significant medical needs. Using proprietary technologies and processes, Pharmacopeia discovers and develops novel drug candidates to advance internally as well as with strategic partners. The Company is advancing multiple internal programs - focused primarily on immunobiology and immunological diseases - to validation in clinical trials. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage pre-clinical development. Beyond these, the Company has several internal programs in advanced pre-clinical optimization and multiple partnered programs in discovery that are expected to drive the Company’s clinical portfolio in the future.

Contact:

Michio Soga

Executive Vice President and Chief Financial Officer

Pharmacopeia

(609) 452-3643

irreq@pcop.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, the planned cessation of full-time employee funding from Pharmacopeia’s existing collaborations with Schering-Plough, Pharmacopeia’s intentions regarding the establishment and continuation of drug discovery collaborations with leading pharmaceutical and biotechnology organizations, in particular, the continuation and funding level of such continuation of Pharmacopeia’s existing collaboration with N.V. Organon, Pharmacopeia’s ability to build its pipeline of novel drug candidates, through its own internally-funded drug discovery programs, third party collaborations and in- licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the development priorities of its collaborators and their ability to successfully develop compounds, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its Report on Form

10-Q filed on November 4, 2005, its Report on Form 10-K filed on March 23, 2005 and subsequent filings under the Securities and Exchange Act of 1934. All forward- looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables to follow

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share and per share data)

Statements of Operations

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Net revenue	$5,573	$7,507	$20,403	$24,359

Collaborative research and development expense	3,347	4,910	17,734	20,689
Proprietary research and development expense	3,539	1,630	10,965	5,955
Sales, general and administrative expense	2,332	2,604	10,196	9,859
Restructuring and other charges	—	—	—	5,947
Interest and other income, net	(339)	(336)	(1,120)	(561)
	8,879	8,808	37,775	41,889
Loss before income taxes	(3,306)	(1,301)	(17,372)	(17,530)
Income tax benefit	(255)	(174)	(234)	(110)
Net loss	$(3,051)	$(1,127)	$(17,138)	$(17,420)

Net loss per share:
- Basic and diluted	$(0.20)	$(0.09)	$(1.27)	$(1.43)

Weighted average number of common stock outstanding:
- Basic and diluted	14,961,777	12,293,020	13,513,582	12,212,289

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Balance Sheets

	December 31,	December 31,
	2005	2004

Cash, cash equivalents and marketable securities	$30,366	$40,885
Accounts receivable	2,256	1,062
Other assets, net	13,397	15,058
Total assets	$46,019	$57,005

Current liabilities	$8,862	$10,251
Long-term liabilities and reserves	1,904	3,046
Total stockholders’ equity	35,253	43,708
Total liabilities and stockholders’ equity	$46,019	$57,005